Exhibit 23.2

[Letterhead of Wolf & Company, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2, as amended, Form MHC-2, as amended, and Prospectus of Georgetown Bancorp, Inc. (proposed holding company for Georgetown Savings Bank) of our report, dated July 20, 2004, on the consolidated balance sheets and statements of income, changes in retained earnings and cash flows of Georgetown Savings Bank as of, and for the years ended, June 30, 2004 and 2003 and to the use of our name and the statements with respect to us, as appearing under the headings, “State Taxation”, “Tax Effect of the Reorganization”, “Legal and Tax Matters” and “Experts” in the Prospectus.

We also consent to the use of our State Tax Opinion appearing as an exhibit to the Registration Statement.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts

October 26, 2004